PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Receives Preliminary
Approval for Investment under U.S. Treasury Capital Purchase Plan

Winston-Salem, North Carolina - November 18, 2008 - Southern Community Financial Corporation (Nasdaq: SCMF, SCMFO) announced that it has received preliminary approval from the U.S. Treasury for the sale of $42.75 million in preferred stock and related warrants to the U.S. Treasury under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008. The preferred stock will pay a 5% dividend for the first five years, after which time the rate will increase to 9% if the shares are not redeemed by the Company. The approval is subject to certain conditions and the execution of definitive agreements. The transaction is expected to close during the fourth quarter of 2008. A summary of the Treasury’s Capital Purchase program can be found on the U.S. Treasury Department’s website at http://www.ustreas.gov/initiatives/eesa/.

Southern Community remains well-capitalized, for regulatory purposes. On a pro forma basis, the leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratios at the holding company level will increase to 10.29%, 12.28%, and 13.61%, respectively, from 7.83%, 9.34%, and 10.67% as of September 30, 2008.

“We are pleased to be one of the first community banks within our market to receive preliminary approval under the Treasury’s Capital Purchase Program. This investment strengthens Southern Community’s already solid capital position and allows us to selectively take advantage of the significant opportunities that have resulted from the unprecedented market disruption that has occurred across our footprint,” said F. Scott Bauer, Chairman, and Chief Executive Officer.

“These opportunities include the expansion of our lending capabilities and deposit acquisition activities across our markets, as well as the exploration of acquisitions that are aligned with our long-term strategic goals. In addition, we believe that as long as the uncertain and challenging economic environment persists, it is prudent to maintain our capital position at higher than historic levels.”

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community Financial is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may because the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For Additional Information:
F. Scott Bauer, Chairman/CEO
James Hastings, Executive Vice President/Chief Financial Officer
336-768-8500